Exhibit 3.1

CERTIFICATE OF FORMATION

OF

RG&E STORM FUNDING, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware hereby certifies as follows:

1. The name of the limited liability company is:

RG&E STORM FUNDING, LLC

2. The Registered Office of the limited liability company in the State of Delaware is located at The Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of RG&E Storm Funding, LLC this 6th day of November, 2024.

By:	/s/ Jeffrey A. Rosenbloom
Jeffrey A. Rosenbloom, authorized Person